Exhibit 5.3

Suite 900 Purdy’s Wharf Tower One 1959 Upper Water Street Halifax, NS Canada B3J 3N2	Correspondence: P.O. Box 997 Halifax, NS Canada B3J 2X2	Telephone: 902.420.3200 Fax: 902.420.1417 halifax@smss.com www.smss.com	Charles S. Reagh Direct Dial: 902.420.3335 Direct Fax: 902.496.6173 csr@smss.com

File Reference: NS2807-1560

August 31, 2007

Dollarama Group Holdings Corporation

5430 Ferrier

Montreal, QC H4P 1M2

Ladies and Gentlemen:

We have acted as Nova Scotia legal counsel to Dollarama Group Holdings Corporation, a Nova Scotia unlimited company, (“Dollarama NS”) and Dollarama Group Holdings GP ULC, a Nova Scotia unlimited company (“Dollarama GP” and, together with Dollarama NS, the “Nova Scotia Companies”), in connection with the Registration Statement on Form S-4 (File No. 333-143444) (the “Registration Statement”) being filed by Dollarama Group Holdings L.P. (“Dollarama LP”) and Dollarama NS (collectively, the “Co-Issuers”) with the United States’ Securities and Exchange Commission under the United States’ Securities Act of 1933, as amended (the “1933 Securities Act”), relating to the registration U.S.$185,000,000 principal amount of Senior Floating Rate Deferred Interest Notes due 2012 (the “Exchange Notes”), which are to be offered in exchange for an equivalent principal amount of presently outstanding Senior Floating Rate Deferred Interest Notes due 2012, all as more fully described in the Registration Statement.

The Exchange Notes will be issued under the indenture dated as of December 20, 2006 (the “Indenture”) by and among the Co-Issuers and U.S. Bank National Association, as trustee.

In connection with the opinions hereinafter expressed, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Indenture;

(b)	the form of Exchange Notes;

(c)	the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of each of the Nova Scotia Companies contained in the minute book of such company;

(d)	resolutions of the directors of each of the Nova Scotia Companies authorizing, among other things, the execution, delivery and performance of the Indenture and the issuance of the Exchange Notes;

(e)	certificates of status (the “Certificates of Status”) pertaining to each of the Nova Scotia Companies issued on behalf of the Registrar of Joint Stock Companies for the Province, dated August 30, 2007; and

(f)	a certificate of an officer of each of the Nova Scotia Companies dated the date hereof (the “Officer’s Certificates”).

In our foregoing examinations, we have assumed, without independent verification or investigation:

1.	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as original documents, and the conformity to authentic original documents of all documents submitted to us as certified, notarial, photostat or similarly reproduced copies of such original documents;

2.	the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials;

3.	the completeness, truth and accuracy of all facts set forth in the Officer’s Certificates; and

4.	that the certificates of status referred to in paragraph (e) above continue to be accurate on the date hereof as if issued on the date hereof.

Our opinions set out below are limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein, as of the date of this opinion letter.

1.	Each of the Nova Scotia Companies has been duly incorporated and is validly existing in good standing as to the payment of annual fees and filing of annual returns under the laws of the Province of Nova Scotia.

2.	Dollarama NS has all necessary corporate power and capacity to issue and deliver the Exchange Notes and to perform its obligations thereunder.

3.	Dollarama GP has all necessary corporate power and capacity to issue and deliver the Exchange Notes, and to perform its obligations thereunder, in its capacity as the general partner of Dollarama LP.

4.	The Exchange Notes have been duly authorized by Dollarama NS and by Dollarama GP on behalf of Dollarama LP.

For the purposes of the opinions expressed in paragraph 1 hereof, we have relied solely on the certificate of status referred to in paragraph (e) above without any independent investigation or verification thereof.

We express no opinion as to whether or not Dollarama GP has the authority to bind Dollarama LP pursuant to the terms of any limited partnership agreement or as to whether any document has been authorized, executed or delivered by Dollarama LP as a consequence of the authorization, execution or delivery thereof by Dollarama GP.

This opinion is limited to the matters stated herein and is given solely in connection with the Registration Statement. This opinion may be relied upon and referred to by Ropes & Gray LLP for the purposes of the opinions rendered by them in connection with the Registration Statement.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the 1933 Securities Act or the related rules promulgated by the Securities and Exchange Commission thereunder.

Yours truly,

/s/ Stewart McKelvey
Stewart McKelvey

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